Contact:
Community Central Bank Corp. – Ray Colonius - P: (586) 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES DIVIDEND SUSPENSION
TO PROVIDE LOCAL RELIEF                                                  For Immediate Release

MOUNT CLEMENS, Mich., November 20, 2008, -- Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today announced the temporary suspension of its quarterly cash dividend in order to provide financing for more local companies. The Corporation and Bank continue to be “Well Capitalized,” the highest regulatory capital level. The Corporation recently reported a profitable third quarter and nine months ended September 30, 2008.

David A. Widlak, President and CEO commented, “We are seeing a veritable flood of requests from good local employers who are literally being tossed out of the large banks. We recognize that Southeastern Michigan is having a tough economic time, but the removing of credit from sound local companies is nothing short of shameful. Community Central is responding to this local crisis by funding as many of these very sound “big bank refugees” as possible. As a result, our Board of Directors has made the decision to retain capital in order to leverage it into financing for local businesses and employers.”

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.
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